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                                                                   EXHIBIT 10.1

                             EMPLOYMENT AGREEMENT

  This Employment Agreement (the "Agreement") is made this 1st day of June, 1996, by and between SI DIAMOND TECHNOLOGY, INC., a corporation with principal offices located at 12100 Technology Boulevard, Austin, Texas 78727 ("Company")
and Zvi Yaniv, whose address is           Austin, Texas 787   ("Employee").

                                  ARTICLE I.

                                  Employment

  The Company hereby employs the Employee and the Employee hereby accepts employment with the Company upon the terms and conditions hereinafter set forth. The Employee is hereby employed as Executive Vice President and Chief Operating Officer of the Company and shall perform such duties and responsibilities commensurate with such position for the Company and corporations and other business entities affiliated with the Company (the "Company's Affiliates") as may be assigned him by the Board of Directors of the Company (the "Board"). The Employee shall be invited to Company Board of Directors meetings and will be recommended for election to the Board.

  The Employee shall be a full-time employee of the Company and, subject to the last sentence of this paragraph, shall devote his reasonable best efforts and undivided time, attention and energy to the business of the Company and the Company's Affiliates and shall not during the term of his employment hereunder be engaged in any other business activity pursued for gain, profit or other pecuniary advantage without the written consent of the Company's Board of Directors, which shall not be arbitrarily withheld. The foregoing limitations, however, shall not be construed as prohibiting the Employee from making personal investments in such form or manner as will not require his services in the operation or affairs of the companies or enterprises in which such investments are made. The Company expressly approves the pre-existing consulting arrangements entered into by Employee listed in that certain April 15, 1996 letter from Howard K. Schmidt to Employee, for which Employee shall devote no more than an aggregate of 10% of his working time.

  The Employee agrees that he shall abide by reasonable business record-keeping requirements uniformly imposed by the Company on its employees generally and shall strictly adhere to and obey all uniformly enforced rules and regulations now in effect or subsequently promulgated governing the conduct of employees generally of the Employer.

                                  ARTICLE II.

                                 Compensation

  In consideration of the services provided under this Agreement, the Employer will pay the Employee a base salary of $125,000 per year of the term of this Agreement payable in equal semi-monthly installments on the last business day on or before the fifteenth day and the last day of each month.

  Quarterly performance goals shall be mutually agreed to by the Company and the Employee at the beginning of each quarter during the first year of this Agreement (through June 30, 1997). Thereafter, such goals shall be determined annually at the beginning of each year of this agreement. The goals for the quarter ending September 30, 1996 shall be as set forth on Exhibit A.

  If the Employee's goals for the four quarters ending June 30, 1997 are reached, such salary shall be retroactively adjusted to $200,000, effective as of June 1, 1996. If the Employee's goals for the annual period ending June 30, 1998 are reached, the Company shall pay the Employee a one-time bonus of $100,000.

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  In addition, subject to approval of the Company's shareholders, the Employee is hereby granted 10-year options to acquire 1,000,000 shares of Company common stock under its Employee Stock Option Plan and such grants are subject to the terms and conditions described in the Plan, including exercisability upon termination of employment, such that Employee shall have two years following termination of his employment other than for cause (as hereinafter defined) to exercise previously granted options, with vesting upon termination and other termination issues more particularly addressed in Article IV hereof; Employee shall have ninety (90) days following termination of his employment for cause (as hereinafter defined) to exercise previously granted and vested options. Such options shall vest at the rate of 200,000 shares per year as follows: 100,000 shall be vested immediately and shall be exercisable at the per share closing price on May 31, 1996; after the period ending December 31, 1996, another 100,000 shares shall be vested at the per share closing price on the last trading day in December 1996, if all of the previous two (2) quarterly goals for the Employee have then been met; additional options shall vest at the rate of 200,000 per annual period ending on December 31, 1997, 1998, 1999 and 2000 at the end of each of such four (4) periods, assuming the annual goals for the aforementioned periods have then been met, and shall be exercisable at the per share closing price on the last trading day in each of the aforementioned 4 annual periods.

  Additionally, the Company shall provide the Employee with and pay for group insurance benefits in accordance with its customary practices. Employee shall also be entitled to participate in employee benefit programs established by the Company, and shall be entitled to such fringe benefits and vacation as are provided other employees of the Company of a similar level and station, all according to standard Company policies in effect from time to time; except that Company shall reimburse Employee for moving expenses from Bloomfield Hills to Austin in accordance with current Company policy concerning moving employees from Houston to Austin (attached). The Company will also provide Employee with the use of an automobile owned by the Company and will pay reasonable approved living expenses in Austin, Texas, for a period of up to one (1) year following the date hereof.

  The compensation and benefits described in this article are the only compensation the Employee shall be entitled to receive for his services under this contract.

                                 ARTICLE III.

                      Reimbursement of Expenses Incurred

                                  By Employee

  The Employee is authorized to incur reasonable business expenses for promoting the business of the Employer, including expenditures for entertainment and travel consistent with Company policy and budgets. The Employer will reimburse the Employee for all such expenses by the last business day of the month following the month in which the expenses were incurred.

                                  ARTICLE IV.

                               Term; Termination

                          Termination by Either Party

  This Agreement may be terminated by either party, with or without cause, by giving thirty (30) days written notice of termination to the other party. Such termination shall not prejudice any remedy that the terminating party may have at law or in equity. This Agreement may be terminated by the Company for cause, effective immediately upon notice of termination to the Employee.

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          Effect of Termination on Compensation and Employee Benefits

  In the event of the termination of this Agreement by either party prior to the completion of the term of employment specified herein, other than by the Company for cause, Employee shall be entitled to his compensation earned prior to the effective date of termination, computed pro rata up to and including that date. In the event of termination by Company other than for cause, Employee shall also be entitled to continue to receive his then current base salary for nine (9) months following the effective date of termination as severance pay and shall also be entitled to be vested in options that would have vested during the next twelve (12) months following such termination (in addition to then currently vested options). In the event of the termination of this Agreement by Company prior to the completion of the term of employment specified herein for "cause", Employee shall be entitled only to the base salary and stock options earned prior to termination.

  For purposes of this Agreement, "cause" is defined to mean the following circumstances:

    (i) conviction of Employee of crime involving moral turpitude;

    (ii) commission, or attempted commission, by Employee of act of fraud on Company;

    (iii) misappropriation, or attempted misappropriation, by Employee of any funds or property of the Company;

    (iv) Employee's breach or non-observance of a material term hereof, if such breach, etc. continues beyond a period of 10 days after notice by Company;

    (v) any action by Employee involving willful and deliberate malfeasance in the performance of Employee's duties:

    (vi) any action by Employee involving gross negligence in the performance of Employee's duties, if such action continues for a period of 5 days after notice by Company;

    (vii) death of Employee;

    (viii) disability causing Employee's inability to perform duties hereunder for thirty consecutive days; and

    (ix) breach of Employee's fiduciary duty of loyalty to the Company.

  Effective with the termination hereof, Employee shall no longer be an employee of the Company.

                                   ARTICLE V.

                    Confidential and Proprietary Information

  The Company and the Employee acknowledge and agree that ancillary to the execution of this Agreement, Employee has executed an Agreement for Use and Non-Disclosure of Confidential and Proprietary Information ("Confidentiality Agreement") substantially in the form of document attached hereto as Exhibit B. Such agreement shall be incorporated herein and made a part hereof as if copied herein verbatim. The Company and the Employee further acknowledge and agree that the intent of the non-complete portion of the Confidentiality Agreement is to place a reasonable restriction upon the Employee against directly or indirectly engaging in or obtaining an interest (other than strictly as a non-controlling passive investor) in any business in the Field as defined in the Confidentiality Agreement and certain other businesses described therein. The Company and Employee acknowledge and agree that the Confidentiality Agreement is to be interpreted in accordance with the expressions of intent contained in this Agreement.

                                  ARTICLE VI.

                                Business Papers

  Upon termination of this Agreement for any reason whatsoever, the Employee agrees immediately to turn over to the Company all business correspondence, letters, papers, reports, customer lists and each and every

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writing or record in the possession or control of the Employee and pertaining to the Business of the Company or the Company's Affiliates.

                                 ARTICLE VII.

                                    General

  It is understood that this Agreement or any rights accruing hereunder shall not be assigned by the Employee, in whole or in part, without the prior written consent of the Company.

                                 ARTICLE VIII.

  Subject to the provisions regarding assignment, this Agreement shall be binding on the heirs, executors, administrators, legal representatives, successors, and assigns of the respective parties.

                                  ARTICLE IX.

  This Agreement shall become valid when executed and accepted by the Company in Austin, Travis County, Texas; it shall be deemed made and entered into in the State of Texas and shall be governed by the laws of the State of Texas, both as to interpretation and performance.

                                  ARTICLE X.

  Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Notice to the respective parties hereto shall be sufficient if addressed to the persons or entities at the locations indicated below. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing. Each party may change the address for notice to the other party by giving notice of such change in accordance with the provisions of this paragraph:

     Howard K. Schmidt                    Zvi Yaniv
     SI Diamond Technology, Inc.
     12100 Technology Boulevard
     Austin, Texas 78727

                                  ARTICLE XI.

  The waiver by the Company in whole or in part of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach.

                                 ARTICLE XII.

  The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or unenforceability of any one provision or portion thereof shall not affect the validity or enforceability of any other provision hereof. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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                                 ARTICLE XIII.

  This Agreement may be amended at any time, but only by the mutual Agreement of the parties hereto in a writing to be attached to and incorporated into this Agreement.

                                 ARTICLE XIV.

  Any controversy or claim arising out of or relating to this Agreement or a breach hereof, shall be settled by arbitration in Austin, Texas, in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

  EXECUTED in duplicate originals at Austin, Travis County, Texas, and effective for all purposes on the day and year first written above.

                                          SI DIAMOND TECHNOLOGY, INC.

                                                   /s/ Howard K. Schmidt
                                          By: _________________________________
                                          Name:      Howard K. Schmidt
                                          Title:  Chief Executive Officer

                                                       /s/ Zvi Yaniv
                                          _____________________________________

                                                       Dr. Zvi Yaniv
                                          _____________________________________
                                          Employee

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 AMENDED AND RESTATED AGREEMENT FOR USE AND NON-DISCLOSURE OF CONFIDENTIAL AND
                            PROPRIETARY IFORMATION

                                    Between

                          SI Diamond Technology, Inc.

                                      and

                                   Zvi Yaniv

  THIS AMENDED AND RESTATED AGREEMENT FOR USE AND NON-DISCLOSURE OF CONFIDENTIAL AND PROPRIETARY INFORMATION entered into to be effective June 1, 1996 (hereafter "Effective Date"), between SI Diamond Technology, Inc. (herein "Company") and Zvi Yaniv (herein "Employee") to assure the protection and preservation of the confidential and/or proprietary nature of information to be disclosed or made available by Company, during the course of employment or engagement as a consultant. For purposes of this Agreement, "Company" shall include Company and all its subsidiary corporations.

    (a) For purposes of this Agreement, "Proprietary Information" shall mean all information, ideas, concepts, improvements, copyrightable material, patentable material, discoveries and inventions (including those relating to research, development, financial and sales data, pricing or trading terms, evaluations, opinions, interpretations, the identity of Company customers or of their requirements or of key contacts within such customer's organizations, and marketing and merchandising techniques) (i) possessed, acquired, developed or reduced to practice by Company at any time, irrespective of the subject or nature of these, or (ii) conceived, made, developed, acquired or reduced to practice by Employee or disclosed or made known to Employee, individually or jointly with others, that relate or pertain to the business of Company or any Company actual or demonstrably anticipated research or development and whether or not conceived, made, developed, acquired or reduced to practice during regular working hours, but excluding any information, ideas, concepts, improvements, copyrightable material, patentable material, discoveries and inventions possessed, acquired, developed or reduced to practice by Employee which are excluded under Paragraph (c). The terms shall include without limitation all test data, documents, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, designs, computer programs, maps and all other writings or materials of any type embodying any of such Proprietary Information.

    (b) All Proprietary Information shall be the sole and exclusive property of Company. Employee agrees that he or she shall promptly and completely inform and disclose to Company all Proprietary Information. Employee shall transfer to Company all Proprietary Information conceived, made, developed, acquired or reduced to practice by Employee as a result of Employee's work on behalf of Company, and Employee agrees to execute any additional documents that Company may reasonably request to evidence such transfer of rights in connection with the development in every proper way in obtaining, at its expense, protection for all such inventions and copyrightable materials, and will execute any and all lawful documents desired or required by Company to achieve that end. Employee agrees to assign to Company, his or her entire right, title and interest in and to all such copyrightable or patentable materials, discoveries, inventions, improvements, and developments, as well as any applications for patent or copyright registration thereon, during and subsequent to his or her employment.

    (c) Employee shall not be obligated under or bound by Paragraph (a) or
  (b) above for any copyrightable or patentable material, discovery, invention, improvement, or development for which no equipment, supplies, facility, or trade secret information of Company was used and which was developed entirely on his or her own time, and which neither (1) relates directly or indirectly to any one or more of the following fields: (i) field emission materials and devices, (ii) diamond materials and devices,
  (ii) diamond materials and devices, (iii) open discharge lamps or (iv) high density packaging and/or interconnect technology (collectively, the "Field"), nor (2) results from any work performed by him or her for Company, including without limitation any information covered by the definition of Proprietary Information in Paragraph (a) concerning the proposed vacuum fluorescent display, light emitting diode or plasma display business relations that the Company is endeavoring to establish relating to the former Soviet Union. The burden of proof whether items are covered by this Paragraph (c) shall rest with Employee.

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    Employee agrees that any improvements made to inventions or revisions of copyrightable materials, authored, conceived, developed or reduced to practice during his or her employment or engagement as a consultant by Company shall be the property of Company if otherwise covered by the definition of Proprietary Information in Paragraph (a) and not otherwise excluded under Paragraph (c), irrespective of whether original inventions, prior improvements or prior copyrightable materials are excluded under Paragraph (c). Any information covered by the definition of Proprietary Information in Paragraph (a) and not excluded under Paragraph (c) that is possessed, acquired, developed or reduced to practice by Employee within one (1) year following termination of Employee's employment or engagement as a consultant with Company shall be presumed to be Proprietary Information.

    (d) Employee recognizes and acknowledges that the protection of the Proprietary Information of Company against unauthorized disclosure and use is of critical importance to Company, and therefore Employee agrees to use his or her best efforts and exercise utmost diligence to protect and safeguard the Proprietary Information of Company and its affiliates, if any, and, except as may be expressly required by Company in connection with Employee's performance of his or her obligations to Company. Employee shall not, either during the term of his or her employment or engagement as a consultant with Company or for a period of five (5) years thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another, any of such Proprietary Information.

    (e) Upon termination of employment, or at any time prior to the expiration of five (5) years thereafter, upon request of Company, Employee shall immediately deliver to Company all originals and all copies of any documents (including computer files) embodying any Proprietary Information, including all test data.

    (f) The Employee represents that his employment by Company will not conflict with any obligations which he has to any other person, firm or entity. The Employee specifically represents that he has not brought to Company (during the period before the signing of this Agreement) and he will not bring to Company any materials or documents of a former or present employer, or any confidential information or property of any other person, firm, or entity.

    (g) During the course of employment, the Employee will promptly disclose to the directors of Company, in accordance with Company's policies, full information concerning any interests, direct or indirect, he holds (whether as a principal, stockholder, lender, employee, director, officer, partner, venturer, consultant or otherwise) in any business which, as reasonably known to the Employee, purchases or provides services or products to, Company or any of its subsidiaries.

    (h) During the course of employment or engagement as a consultant with the Company, the Employee shall not, without disclosure to and approval of the Company's board of directors, directly or indirectly, engage or be interested (whether as a principal, stockholder or other owner [other than strictly in accordance with Article I of the Employment Agreement dated to be effective June 1, 1996 by and between Company and Employee], lender, employee, officer, director, partner, venturer, consultant or otherwise) in any business that is engaged directly or indirectly in the Field or in any other business (i) in which Employee is not presently engaged and (ii) in which Company engages during the term hereof. Such activities may be further restricted by other agreements between the parties, including the aforementioned Employment Agreement.

    (i) For a period of two years after termination of employment or the engagement as a consultant with the Company, the Employee shall not, without disclosure to and approval of the Company's Board of Directors, directly or indirectly, (i) engage or be interested (whether as a principal, stockholder or other owner [strictly in accordance with Article I of the Employment Agreement dated to be effective June 1, 1996 by and between Company and Employee], lender, employee, officer, director, partners, venturer, consultant or otherwise) in any business that is engaged directly or indirectly in the Field or (ii) contact for any reason any customers, vendors, suppliers or employees of the Company.

    (j) If any of the provisions of this Agreement is held to be unenforceable because of the scope, duration, or area of its applicability, the court making such determination shall have the power to modify such scope, duration, or area or all of them, and such provision shall then be applicable in such modified form.

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  (k) This Agreement shall not be considered to be an agreement by Company to employ Employee.

Specific Performance: Since Company will be irreparably damaged if the provisions of this agreement are not specifically enforced, Company shall be entitled to an injunction restraining any violation of this agreement by the Employee (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which Company may have.

                                          SI DIAMOND TECHNOLOGY, INC.

                                                   /s/ Howard K. Schmidt
                                          By: _________________________________
                                                    Howard K. Schmidt
                                                 Chief Executive Officer

                                                       /s/ Zvi Yaniv
                                          _____________________________________
                                          Zvi Yaniv

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